Exhibit 11.1

GLOBAL OPERATING PROCEDURE
Prevention of Insider Trading

1.PURPOSE
This Global Operating Procedure (GOP) is designed for the prevention of improper trading in Securities of Sanofi or in Securities of Sanofi’s business partners by Sanofi and its subsidiaries and their respective employees, executive officers and directors and the members of the foregoing persons’ immediate families and households, so that Sanofi Employees can act in accordance with laws and regulations applicable for the prevention of insider trading, in particular when receiving or having access to Inside Information regarding Sanofi. Any violation of such applicable laws may result in disciplinary measures, severe civil, administrative or criminal penalties and may also negatively impact the image, reputation and credibility of Sanofi. Capitalized terms not otherwise defined have the meanings set out in the “Definitions” section below.
Questions regarding this GOP should be directed to Sanofi’s Legal Corporate and Finance Department (preventing_insider_trading@sanofi.com).

2.PROCEDURE

Roles	Actions
Insider	1.Must comply with (i) applicable laws and regulations on Insider Trading, (ii) this GOP and (iii) the Sanofi Code of Conduct.
2. Are bound by a duty to abstain that prohibits any transaction in Sanofi Securities so long as Inside Information is not public.
3. Cannot buy or sell derivatives involving Sanofi shares at any time, whether for speculative or long-term shareholding purposes.
• This prohibition covers, inter alia, transactions on the Marché des Options Négociables de Paris (MONEP), warrants, buying or selling derivatives, forward purchases or sales.
4. Are aware that short selling is also prohibited at any time.
5. Owe to Sanofi a duty of confidentiality in respect of such Inside Information.
Remark: Of particular note, under U.S. securities laws, a duty of trust or confidence is deemed to exist whenever a person receives or obtains Inside Information from his or her spouse, parent, child, or sibling. Therefore, trading by the spouse, parent, child or sibling on such information would be considered Insider Trading under U.S. regulations.
6. Cannot (i) recommend buying or selling Securities on the basis of Inside Information or (ii) engage in Tipping, at any time.

Sanofi Director and Sanofi Employee
7. Must, when in doubt, assume that material information about Sanofi is non-public unless such information has been released to the public in a manner making it available to investors generally on a broad-based non-exclusionary basis.
Remark: for example, Sanofi Directors and Sanofi Employees should assume that the information is not public unless it has been disclosed in an official press release distributed through a widely circulated news or wire service or in a public filing made with a regulatory agency (such as the AMF or the SEC) or in the financial press. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination and does not change the potential status of such information as “Inside Information.”
8. May be subject to quarterly Blackout Periods.
Remark: Sanofi applies quarterly Blackout Periods preceding the publication of financial results to reduce the risk of inadvertent Insider Trading by Insiders. Quarterly Blackout Periods will apply to certain Access Persons, who will be informed of this at least once a year and provided with a calendar of blackouts for the year once the dates for the publication of quarterly results are established.
Access Persons are subject to quarterly Blackout Periods, during which no transactions by Access Persons relating to Sanofi Securities are permitted.
9. Are included in an ad hoc insider list at the discretion of Sanofi, if such Employee (i) has access to Inside Information about Sanofi or if (ii) such person is working on a specific file that may create a significant risk of inadvertent Insider Trading. Persons on such ad hoc insider lists may have additional restrictions on transacting in Sanofi Securities, including blackout periods in addition to those described above.
Remark: If the name of a Sanofi Employee is included on an ad hoc insider list, such person will be informed of this by the manager of the relevant project in writing.

Project manager and Global Project Head (GPH)	10. Is responsible for the creation and update of any ad hoc insider list. 11. Informs any Sanofi Employee of his or her inclusion on an ad hoc insider list.
Sanofi Employee holding performance shares
12. Is aware that performance shares are subject by law to transfer restrictions that apply to the shares at the expiry of the vesting period, even after the termination of the work contract. Blackout periods applicable to performance shares are published on the website of the bank holding the shares.

Sanofi Employee
13. May become an Insider if in possession of Inside Information.
14. Must take into account Insider Trading rules for any portfolio switching between units of investment funds exclusively invested in Sanofi shares and other types of plan assets.
15. May exercise vested options, for options granted under a stock option plan, at any time but may not sell ordinary shares or American Depositary Receipts (“ADRs”) acquired through exercising options, including cashless exercise of his/her options, while he/she is in possession of Inside Information about Sanofi.
16. Is responsible for compliance with this GOP because Insider Trading is based on individual knowledge and refraining from Insider Trading is a legal obligation under applicable securities law.
17. Is aware that violations of the rules described or referenced in this procedure may result in disciplinary measures by Sanofi, administrative measures by the AMF or SEC or criminal penalties under applicable securities law.
18. Must refer any difficulty in implementing or interpreting this GOP to the Legal Corporate and Finance Department of Sanofi (preventing_insider_trading@sanofi.com).

Legal corporate and finance department	19. Must approve in writing any modifications to this GOP.

3.RESPONSIBILITIES

Applicability	Roles	Main Responsibility
GLOBAL	Sanofi Directors / Access Persons	Must protect Sanofi’s Inside Information and are subject to quarterly Blackout Periods. Such persons are aware that they are presumed Insiders due to their access to potential Inside Information.
	Sanofi Legal Corporate and Finance Department	Is the point of contact in case of any question in implementing or interpreting the GOP and is responsible for approving any modification to the GOP.
GLOBAL and LOCAL	Insider
Must comply with applicable laws and regulations and the Sanofi Code of Conduct.
Must abstain from:
•unlawfully disclosing Inside Information to another person, unless in the normal course of the exercise of employment;
•engaging or attempting to engage in insider trading;
•engaging in any transactions of a speculative nature with Sanofi’s Securities;
•Tipping; and
•disseminating such information or spreading rumors by any other means which give or are likely to give false or misleading information about Sanofi.

Sanofi Employee	Must protect Sanofi's Inside Information and may be subject to quarterly Blackout Periods if determined to be an Access Person. Is aware that he/she can become an Insider when in possession of Inside Information.

	Sanofi Employee holding performance shares	Cannot transact in performance shares before publication of annual and half-year results.
	Project manager and Global Project Head (GPH)	Responsible for creating an ad hoc insider list and informing employees added on the list when an Inside Information is dealt with over the course of a project.
Titles of the local roles identified in this document may be different than those in your organization. Nevertheless, local roles are expected to be compliant with the process described in this GOP.

4.DEFINITIONS
“Access Persons”: include (i) the Sanofi Directors; (ii) executive committee (comité exécutif) members; and (iii) other Sanofi Employees designated by management who may have access, by virtue of their functions or positions, to quarterly financial results information.

Autorité des marchés financiers (AMF): the French securities market regulator.

“Blackout Periods”: a predefined time period during which identified Access Persons including certain Sanofi Employees are requested not to trade (including modifying or cancelling an order to buy or sell securities) in Sanofi Securities. Blackout Periods are internal policy rules which supplement the rules and regulations regarding Insider Trading.

“Director”: any member of the board of directors of Sanofi.

“Inside Information”: material information (see below) that is of a precise nature, which has not been made public, relating, directly or indirectly, to an issuer or to a financial instrument, and which, if it were made public, would be likely to have a significant effect (upward or downward), as defined by applicable case law and rules and regulations, on the prices of those financial instruments or on the price of related derivative financial instruments.
Information relating to Sanofi is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment or divestment decision. While it is not possible to supply a comprehensive list of types of material information, the following items merit careful consideration:
iiscannouncement of financial results or the dividend,
iiiscsignificant changes in financial condition or results of operations, iiiiscplans to repurchase Securities or to go public with a new issue, iviscplans for major proposed or pending acquisitions or divestitures, mergers or spin-offs, and other transactions, without limitation, such as Securities offerings, new partnerships or joint ventures, viscthe results of important clinical trials,
viiscthe receipt or refusal of marketing authorizations for new products, viiiscthe signing or termination of important contracts,
viiiiscthe gain or loss of an important market or supplier, or ixiscdevelopments in or events related to significant Group litigation, xiscserious cybersecurity risks and incidents, including vulnerability and breaches.

“Insider”: any person, whether or not affiliated with Sanofi, who possesses Inside Information. Insiders include Sanofi’s Directors, executive officers, employees, independent contractors and those persons who have access to such information in the context of their relationships with Sanofi (e.g., bankers, lawyers, auditors or communication agencies). A person is no longer an Insider once the information is widely known. Whether or not a person is considered to be an Insider may change over time depending on his/her job responsibilities.

Insider status will continue to apply to any person whose relationship with Sanofi terminates for so long as such person possess Inside Information that was obtained in the course of such person’s employment or relationship with Sanofi.

“Insider Trading”: when a person uses Inside Information obtained through their employment or other involvement with a company to make decisions, directly or indirectly, for their own account or for the account of a third party, to buy or sell a security, cancel or amend an order or change a decision to purchase that company’s securities, while in possession of Inside Information. Under U.S. securities laws, a duty of trust or confidence is deemed to exist whenever a person receives or obtains Inside Information from his or her spouse, parent, child, or sibling. Therefore, trading on such information would be considered Insider Trading under U.S. regulations.

“Sanofi”: Sanofi and its consolidated subsidiaries.

“Sanofi Employee”: any employee of Sanofi (full time, part time, temporary, or other status), including officers of Sanofi

“SEC”: the United States Securities and Exchange Commission.

“Securities”: any kind of financial instrument including shares, ADRs, options, employee savings plans holding shares, bonds or contingent value rights (or CVRs).

“Tipping”: disclosing Inside Information concerning Sanofi or making recommendations or expressing opinions on the basis of Inside Information as to trading in Sanofi Securities to any person or entity who might be expected to trade while in possession of that information, other than in the necessary course of business, (including, but not limited to, family members, friends, social acquaintances, investors, financial analysts, consulting firms and former Insiders). Tipping is strictly prohibited under this GOP and this prohibition applies whether or not the person disclosing the Inside Information receives any benefits from the use of that information by the other person or entity.
5.SCOPE AND APPLICABILITY
The GOP is applicable to all countries, Managed Care Organizations (MCOs) and Sanofi legal entities, and in particular to all Sanofi Directors and Sanofi Employees who receive or have access to Inside Information. This policy applies also to all transactions in Sanofi’s listed Securities. This GOP applies to Sanofi as a group including its subsidiaries.
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